Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141405

PROSPECTUS SUPPLEMENT
DATED JUNE 21, 2007
TO
PROSPECTUS DATED JUNE 13, 2007

TOWERSTREAM CORPORATION

This Prospectus Supplement, dated June 21, 2007 (‘‘Supplement No. 1’’), supplements that certain Prospectus contained in the Registration Statement filed on Form S-3 of Towerstream Corporation dated June 13, 2007 (the ‘‘Prospectus’’) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled ‘‘Selling Stockholders’’ of the Prospectus, to account for a transfer of shares listed in such table that Towerstream Corporation is aware of since the date of the Prospectus. On May 14, 2007, Barry Honig sold 15,000 shares to Momona Capital in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the ‘‘Act’’). The table, therefore, is amended as follows in order to (i) update the holdings of Barry Honig and (ii) to add Momona Capital as a selling stockholder.

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned(2)
Barry Honig	1,024,481	39,424	985,057	2.9%
Momona Capital (3)	15,000	15,000	—	—

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Act including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Each selling stockholders percentage of ownership is based on 34,013,926 shares of common stock outstanding as of June 21, 2007.

(3)	Ari Rabinowitz is a control person of Momona Capital and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement No. 1 into your Prospectus and retain both this Supplement No. 1 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Towerstream Corporation at 55 Hammarlund Way, Middletown, Rhode Island 02842.